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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15
 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        COMMISSION FILE NUMBER: 1-15095
                       EL PASO ENERGY CREDIT CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            EL PASO ENERGY BUILDING
                             1001 LOUISIANA STREET
                              HOUSTON, TEXAS 77002
                                 (713) 757-2131
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                       10 1/8% NOTES DUE DECEMBER 1, 1997
                        9 5/8% NOTES DUE AUGUST 15, 2001
                               MEDIUM TERM NOTES
                    SUBORDINATED MEDIUM TERM NOTES, SERIES B
            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

                                      NONE
           (TITLE OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY
             TO FILE REPORTS UNDER SECTION 13(a) OR 15(d) REMAINS)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)                                                          [ ]
Rule 12g-4(a)(1)(ii)                                                         [ ]
Rule 12g-4(a)(2)(i)                                                          [ ]
Rule 12g-4(a)(2)(ii)                                                         [ ]
Rule 12h-3(b)(1)(i)                                                          [X]
Rule 12h-3(b)(1)(ii)                                                         [ ]
Rule 12h-3(b)(2)(i)                                                          [ ]
Rule 12h-3(b)(2)(ii)                                                         [ ]
Rule 15d-6                                                                   [ ]

     Approximate number of holders of record as of the certification or notice date: 105
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     Pursuant to the requirements of the Securities Act of 1934, El Paso Energy
Credit Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                          EL PASO ENERGY CREDIT CORPORATION

Date: February 26, 1997                   By: /s/ JEFFREY I. BEASON
                                            ------------------------------------
                                            Name: Jeffrey I. Beason
                                            Title: Vice President and Controller